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                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                        ONE CORPORATE DRIVE, P.O. BOX 883
                           SHELTON, CONNECTICUT 06484
                                (A Stock Company)

We pay the first Annuity Payment to the named Payee on the Annuity Date. The frequency, period and dollar amount of any subsequent payments are determined in accordance with the terms and conditions of this Annuity.

This contract (the "Annuity") is issued in consideration of any application, a copy of which may be attached to and made a part of this Annuity, and payment of the single Premium. This Annuity is subject to the laws of the jurisdiction where it is delivered.

                       PLEASE READ THIS CONTRACT CAREFULLY

This is a legal contract between you and us.

                                 RIGHT TO CANCEL

You may return this Annuity to our Office or to the representative who solicited its purchase for a refund within twenty-one days after you receive it. The amount of the refund will equal the then current Contract Value as of the date we receive the cancellation request in good order plus any tax charge deducted and less an amount equal to any Credits as defined in this Annuity. You bear the investment risk during this period.

Signed for American Skandia Life Assurance Corporation:



                       ----------------------------------
                                    President

              SINGLE PREMIUM VARIABLE ADJUSTABLE IMMEDIATE ANNUITY
                                NON-PARTICIPATING

    ALL INCOME AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON INVESTMENT
     EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE, AND ARE NOT GUARANTEED
      AS TO DOLLAR AMOUNT EXCEPT FOR THE GUARANTEED ANNUITY PAYMENT AMOUNT
                          BEFORE THE INHERITANCE DATE.

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                                                              TABLE OF CONTENTS

DEFINITIONS.......................................................................................................5

PREMIUM...........................................................................................................7

NET PREMIUM.......................................................................................................7

ASSET ALLOCATION..................................................................................................7

OPERATIONS OF THE SEPARATE ACCOUNT................................................................................7

GENERAL ACCOUNT...................................................................................................8

CHARGES...........................................................................................................8

ANNUITY FACTORS...................................................................................................8

ANNUITY BENEFITS..................................................................................................9

BASIS OF ANNUITY BENEFITS.........................................................................................9

Contract Value....................................................................................................9

VALUES ON THE ISSUE DATE.........................................................................................10

VALUES AFTER THE ISSUE DATE PRIOR to the INHERITANCE DATE........................................................11

VALUES ON AND AFTER THE INHERITANCE DATE.........................................................................12

aNNUITY PAYMENTS and benefits prior to the annuity date..........................................................12

ANNUITY PAYMENTS AND BENEFITS ON AND AFTER THE ANNUITY DATE......................................................13

PROOF OF SURVIVAL................................................................................................14

PAYMENTS AND RECIPIENTS..........................................................................................14

SURRENDER........................................................................................................14

TRANSFERS........................................................................................................15

YOUR RIGHTS......................................................................................................15

OWNERSHIP........................................................................................................16

DESIGNATIONS.....................................................................................................16

GENERAL PROVISIONS...............................................................................................17















     Copies of any Application and any riders and endorsements are attached.

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                                    SCHEDULE

ANNUITY NUMBER: [00000]

TYPE OF BUSINESS:  [NON-QUALIFIED]

ISSUE DATE:       [July 1, 1999]

ANNUITY DATE:     [August 15, 1999]

OWNER[S]:         [JOHN DOE]

                  [MARY DOE]

ANNUITANT[S]:     [JANE DOE]        ANNUITANT'S SEX:  [FEMALE]
                           ANNUITANT'S DATE OF BIRTH:  [JULY 1, 1934]
                           ANNUITANT'S AGE AT ISSUE:   [65 YEARS 0 MONTHS]


                           [PAUL DOE]       ANNUITANT'S SEX:  [MALE]
                           ANNUITANT'S DATE OF BIRTH:  [JULY 1, 1934]
                           ANNUITANT'S AGE AT ISSUE:   [65 YEARS 0 MONTHS]

TRANSFERABILITY: THIS CONTRACT [IS] TRANSFERABLE.

SINGLE PREMIUM:   $[100,000]                NET PREMIUM:      $[99,960]

TAX CHARGE:  [X.XX]% ON PREMIUM PAID.

INITIAL INHERITANCE PERIOD:  [270.41 MONTHS]

TRIGGER: CASH VALUE AS OF THE ISSUE DATE

GUARANTEED ANNUITY PAYMENT AMOUNT:          $[430.92]

MINIMUM PARTIAL SURRENDER AMOUNT:  $1,000

MINIMUM CASH VALUE AFTER PARTIAL SURRENDER:     $5,000

BENCHMARK RATE:   3.00% PER YEAR COMPOUNDED YEARLY.

INSURANCE CHARGE:   2.25% OF ASSETS IN THE SEPARATE ACCOUNT PER YEAR, DEDUCTED
                                     EACH VALUATION DAY.

CREDIT:  [2.00]% OF PREMIUM.

MINIMUM INTEREST RATE CREDITED FOR ANY DELAYED ANNUITY PAYMENTS: 3.00% PER YEAR.

MINIMUM ASSUMED INTEREST RATE FOR CONVERSION:  3.00%

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TRANSFER FEE:  $10 FOR EACH TRANSFER AFTER THE TWELFTH TRANSFER IN ANY ANNUITY
                       YEAR.

SEPARATE ACCOUNT: AMERICAN SKANDIA LIFE ASSURANCE CORPORATION VARIABLE ACCOUNT B
                  - CLASS 8 SUB-ACCOUNTS.

OFFICE:                [AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                        ONE CORPORATE DRIVE, P.O. BOX 883
                           SHELTON, CONNECTICUT 06484
                            TELEPHONE: 1-800-752-6342
                            www.AmericanSkandia.com ]
                             -----------------------

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                                   DEFINITIONS

ADJUSTMENT: A change to your Annuity's values that occurs if the Trigger is exceeded on a Monthly Processing Date.

ANNUITANT: Unless otherwise specified, all persons so designated and upon whose lives this Annuity is issued, as shown in the Schedule.

ANNUITY DATE:  The date Annuity Payments are to begin.

ANNUITY FACTORS:  Factors we use to determine the Schedule of Units.

ANNUITY PAYMENT AMOUNT: The dollar amount of each Annuity Payment. The Annuity Payment Amount can vary each month.

ANNUITY PAYMENTS: The periodic payments due during the life of the Annuitant and any payments due for the benefit of a Beneficiary after the Annuitant's death.

ANNUITY YEARS: Continuous 12-month periods commencing on the Issue Date and each anniversary of the Issue Date.

APPLICATION: A form we may require you to submit when you are seeking this Annuity.

BENCHMARK RATE: An assumed annual rate of return as shown in the Schedule. It is one of the components used to determine Annuity Factors.

BENEFICIARY: The person(s) or entity(ies) you designate to receive benefits upon the death of the last surviving Annuitant.

CASH VALUE: The present value of the Schedule of Units over the remaining Inheritance Period multiplied by the then current Unit Value. The discount rate used to determine the present value is the Benchmark Rate.

CONTRACT VALUE: The value of each allocation to a Sub-account, plus any earnings, any Longevity Credits and any Credits and/or less any losses, distributions, and charges thereon. Contract Value is determined separately for each Sub-account, and then totaled to determine the Contract Value for your entire Annuity.

CREDIT: An amount, as shown in the Schedule, we add to your Contract Value at the time the Net Premium is allocated to a Sub-account. Credits are applied pro-rata to the Sub-accounts in the same ratio as the Net Premium. Credits are funded from our general account.

GUARANTEED  ANNUITY  PAYMENT  AMOUNT:  The minimum  amount  payable each Monthly
Processing   Date  before  the   Inheritance   Date.   This  amount  is  reduced
proportionately by any partial surrender.

INHERITANCE DATE: The date we receive, at our Office, due proof satisfactory to us of the Annuitant's death and all other requirements that enable us to make payments for the benefit of a Beneficiary. If there are joint Annuitants, the Inheritance Date refers to the death of the last surviving Annuitant.

INHERITANCE PERIOD: Before the Inheritance Date, the Inheritance Period is a variable length of time that Annuity Payments are due whether or not the Annuitant is still alive. After the Inheritance Date, the Inheritance Period, if any, is a fixed length of time that Annuity Payments are due.

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IN WRITING: In a written form that is satisfactory to us and filed at our Office. In lieu of such a written communication, we, at our sole discretion, may agree in advance to communication regarding a specific matter by telephone or by some other form of electronic transmission in a manner we accept.

ISSUE DATE:  The effective date of your Annuity.

LONGEVITY CREDITS: Amounts we credit to the Contract Value on each Monthly Processing Date while the Annuitant is alive.

MONTHLY PROCESSING DATE: The date each month Annuity Payments are payable. It is the same day of the month as the Annuity Date.

NET INVESTMENT PERFORMANCE: The performance of the Units in each Sub-account.

NET PREMIUM:  The single Premium less any applicable deduction for taxes.

OFFICE:  The office shown in the Schedule.

OWNER: Any person(s) or entity(ies) who may exercise the ownership rights provided pursuant to this Annuity.

PAYEE: Any person(s) or entity(ies) designated to receive Annuity Payments. Unless otherwise instructed, we assume the Annuitant is the Payee while the Annuitant is alive. After the Inheritance Date, unless you instruct us otherwise, the Beneficiary is the Payee.

PREMIUM: The cash consideration you give to us for the rights, privileges, and benefits provided under this Annuity according to its terms.

SCHEDULE OF UNITS: A schedule which specifies, for each Sub-account, the number of Units required to fund the Annuity's benefits as of each Monthly Processing Date. On the Issue Date, the Schedule of Units is based on the portion of Premium allocated to the Sub-accounts, the Benchmark Rate and Annuity Factors.
After the Issue Date, the Schedule of Units is adjusted should: (a) an Adjustment occur; (b) you transfer among the Sub-accounts; or (c) you take a partial surrender.

SEPARATE ACCOUNT:  The separate account shown in the Schedule.

SUB-ACCOUNT: A division of the Separate Account. The Sub-accounts are also referred to as "investment options."

TRIGGER: The measure we use to determine if an Adjustment is required. The Trigger is shown in the Schedule.

UNIT:  The measure used to determine benefits for a given Sub-account.

UNIT VALUE: A measure used to determine the performance of an underlying Sub-account. It is the value of each Unit as of each Valuation Day. It reflects the Net Investment Performance.

VALUATION DAY: Every day the New York Stock Exchange is open for trading or any other day that the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

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VALUATION PERIOD: The period of time between the close of business of the New York Stock Exchange on successive Valuation Days.

"WE", "US", "OUR" OR "THE COMPANY": means American Skandia Life Assurance Corporation.

"YOU" OR "YOUR":   means the Owner.

                                     PREMIUM

You purchase this Annuity with a single Premium. We do not accept additional Premiums.

                                   NET PREMIUM

You must allocate the Net Premium plus any applicable Credit to each category of an asset allocation model that we select. The rules for allocation of the Net Premium and any applicable Credit are the same as those described below for the allocation of Contract Value pursuant to the asset allocation model.

                                ASSET ALLOCATION

Your Contract Value must be allocated in accordance with an asset allocation model we select. We may use a model we develop and maintain or we may elect to follow a model provided by an independent third party. We may change the model applicable to your Annuity.

The model will specify a number of categories in which Contract Value must be allocated. You must complete each category by allocating Contract Value to Sub-accounts eligible for each separate category. We reserve the right to require that you use only one eligible Sub-account at a time to complete each category.

We determine which Sub-accounts are eligible for each category or we may elect to follow the recommendations of an independent third party. We may at any time make new determinations as to which Sub-accounts are eligible for each category. We may do so for a variety reasons including, but not limited to, a change in the investment objectives or policies of an underlying mutual fund or portfolio, or failure, in our sole determination, of such mutual fund or portfolio to invest in accordance with its stated investment objective or policies. We will give you not less than 30 days notice if we determine that a Sub-account that was eligible for a particular category will no longer be eligible for that category.

You may transfer Contract Value maintained in a category to other eligible Sub-accounts for that category, subject to the transfer provisions of this Annuity.

At the beginning of each calendar quarter, we rebalance the Contract Value among categories using the then current percentages of the asset allocation model. We expect that the current percentages for each category may change from time to time. Any change in the current percentages will become effective not later than the regularly scheduled rebalancing of Contract Value occurring on or immediately after the date of the change.

                       OPERATIONS OF THE SEPARATE ACCOUNT

Assets supporting the various benefits of this Annuity are held in the Separate Account. The Separate Account consists of multiple Sub-accounts. This Separate Account was established by us pursuant to the laws of the State of Connecticut.

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We are the legal owner of the assets in the Separate Account. Income, gains and losses, whether or not realized, from assets allocated to the Separate Account are credited to or charged against such Separate Account in accordance with the terms of the annuities supported by such assets without regard to our other income, gains or losses or to the income, gain or losses in any other of our separate accounts. We will maintain assets in the Separate Account with a total market value at least equal to the reserve and other liabilities we must maintain in relation to the annuity obligations supported by such assets. These assets may be charged only with liabilities which arise from such annuities. The investments made by the Separate Account are subject to the requirements of applicable state laws.

The amount of our obligations in relation to allocations to the Sub-accounts are
based  on  the  investment  performance  of  such  Sub-accounts.   However,  the
obligations themselves are our general corporate obligations.

The Separate Account is registered with the Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940 (the "1940 Act") as a unit investment trust, which is a type of investment company. Although this does involve supervision by the SEC of the investment policies, management or practices of the Separate Account such supervision should not affect the operation of the Separate Account.

Sub-accounts are permitted to invest in underlying mutual funds or portfolios that we consider suitable. Values and benefits based on allocations to the Sub-accounts vary with the investment performance of the underlying mutual funds or fund portfolios, as applicable. We do not guarantee the investment results of any Sub-accounts. You bear the entire investment risk.

                                 GENERAL ACCOUNT

We maintain assets in our general account to support obligations we may have in relation to this Annuity for which assets are not maintained in the Separate Account.

                                     CHARGES

Insurance   Charge:   We  assess  a  charge  each  Valuation  Day  against  each
Sub-account. The charge is a percentage of the average daily total value of each Sub-account, as indicated in the Schedule.

Tax Charges: Any tax charge is deducted from your Premium. The percentage rate applicable is shown in the Schedule. We also reserve the right to assess a charge against the Sub-accounts equal to any taxes which may be imposed upon the Sub-accounts.

Transfer Fee: We charge a fee for transfers among Sub-accounts as shown in the Schedule.

                                 ANNUITY FACTORS

Annuity Factors are used in calculating the Schedule of Units. The Annuity Factors depend on the Benchmark Rate, the Inheritance Period, the Annuitant's attained age and, where permitted by law, gender. The Annuity Factors reflect assumptions regarding the costs we expect to bear in guaranteeing payments for the lives of Annuitants. We may use different Annuity Factors for different classes of Annuities.

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                                ANNUITY BENEFITS

This Annuity provides three benefits: (1) Annuity Payments for life of the Annuitant(s); (2) a guarantee that, while the Annuitant is alive, the Annuity Payment Amount will not be less than the Guaranteed Annuity Payment Amount; and
(3) a guarantee that Annuity Payments are payable during any remaining Inheritance Period as of the Inheritance Date, even though no Annuitant is living. The Guaranteed Annuity Payment Amount as of the Issue Date is shown in the Schedule.

The Inheritance Period is variable and may increase or decrease. The Inheritance Period cannot be less than zero.

Prior to the Inheritance Date, and while the Inheritance Period is greater than zero, Annuity Payments cannot decrease. If an Adjustment of benefits is triggered, the following month's Annuity Payment will increase. If the Inheritance Period is zero, the following month's Annuity Payments may decrease, but will not be less than the Guaranteed Annuity Payment Amount. All Premium and distributions under this Annuity are paid in U.S. currency.

                            BASIS OF ANNUITY BENEFITS

The Net Premium plus any applicable Credit is allocated to purchase Units in the investment options. We calculate a Schedule of Units, which for each investment option, specifies the number of Units required to fund benefits on each Monthly Processing Date. The Units in the Schedule of Units decrease each month at the Benchmark Rate. Therefore, if the Net Investment Performance were equal to the Benchmark Rate, the product of each month's Units multiplied by Unit Value would remain constant.

We deliver to you a Schedule of Units upon:  (a)  allocation of the Net Premium;
(b) any transfer among investment options; (c) any Adjustment; and (d) any partial surrender. The Schedule of Units reflects the number of Units for the next Monthly Processing Date. On each Monthly Processing Date, the number of scheduled Units from any investment option can be determined using the following formula:

              The number of Units then scheduled equals the number of Units on the immediately preceding Monthly Processing Date divided by (1 + Benchmark Rate)1/12

The number of Units scheduled to fund the next month's Annuity Payment and the actual Units used to fund the Annuity Payment may differ. This difference is reflected in the Annuity's Contract Value, Cash Value and Inheritance Period.

While an Annuitant is alive, we add Longevity Credits to your Contract Value on each Monthly Processing Date. These are amounts we fund from our general account. Longevity Credits reflect expected mortality of annuitants. The amount of Longevity Credits added on each Monthly Processing Date depends on the difference between the then current Contract Value and the then current Cash Value, the attained age, and where permitted, gender of the Annuitant.

The commitment to calculate benefits in accordance with the Schedule of Units, combined with both the allocation of Longevity Credits and any credits to Contract Value required to meet our obligation to pay not less than the Guaranteed Annuity Payment Amount, guarantees that there will be adequate Units to fund the benefits.

                                 CONTRACT VALUE

We determine your Contract Value separately for each Sub-account. To determine the Contract Value in each Sub-account we multiply the Unit Value as of the Valuation Period for which the calculation is being made by the number of Units attributable to your Annuity in that Sub-account as of that Valuation Period.

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Units: The number of Units attributable to the Contract Value of this Annuity in a Sub-account is the number of Units you purchased plus the number added as Longevity Credits less the number transferred, redeemed to fund Annuity Payments or surrendered. We determine the number of Units involved in any transaction specified in dollars by dividing the dollar value of the transaction by the Unit Price of the affected Sub-account as of the Valuation Period applicable to such transaction.

Unit Price: For each Sub-account the initial Unit Price was $10.00. The Unit Price for each subsequent period is the net investment factor for that period, multiplied by the Unit Price for the immediately preceding Valuation Period. The Unit Price for a Valuation Period applies to each day in the period.

Net Investment Factor: A net investment factor is determined for each Sub-account and each Valuation Period. The net investment factor is an index that measures the investment performance of and charges assessed against a Sub-account from one Valuation Period to the next. The net investment factor for a Valuation Period is (a) divided by (b), less (c); where:

         (a)      is the net result of :

                  (1) the net asset value per share of the underlying mutual fund shares held in the Sub-account at the end of the current Valuation Period plus the per share amount of any dividend or capital gain distribution declared and unpaid (accrued) by the underlying mutual fund; plus or minus

                  (2) any per share charge or credit during the Valuation Period as a provision for taxes attributable to the operation or maintenance of the Sub-account.

         (b)      is the net result of :

                  (1) the net asset value per share of the underlying mutual fund shares held in the Sub-account at the end of the preceding Valuation Period plus the per share amount of any dividend or capital gain distribution declared and unpaid (accrued) by the underlying mutual fund; plus or minus

                  (2) any per share charge or credit during the preceding Valuation Period as a provision for taxes attributable to the operation or maintenance of the Sub-account.

          (c)     is the insurance charge.


We value the assets in the Sub-accounts at their fair market value in accordance with accepted accounting practices and applicable laws and regulations. The net investment factor may be greater than, equal to, or less than one.

                            VALUES ON THE ISSUE DATE

On the Issue Date we determine the initial value for each of the Annuity's benefits and various measures, as follows:

1. Units: We allocate your Net Premium and any applicable Credit to the investment options to purchase Units at the Unit Value as of the close of business on the Issue Date for each applicable Sub-account.

2. Contract Value: The initial Contract Value equals the Net Premium plus any Credit.

3. Inheritance Period: We determine the initial Inheritance Period based on the age and, where permitted, gender of the
         Annuitant(s).

4. Schedule of Units: We calculate an initial Schedule of Units based on the number of Units purchased for each Sub-account, the Benchmark Rate and the applicable Annuity Factor.

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5. Cash Value: The present value of the Schedule of Units over the remaining Inheritance Period multiplied by the then current Unit Values. The Cash Value is always less than the Contract Value.

6. Annuity Date: The date of the first Annuity Payment. You may not change the Annuity Date.

7. Annuity Payment Amount: The initial Annuity Payment Amount is equal to the number of Units scheduled to be paid under the Schedule of Units multiplied by the Unit Value.

8.   Trigger: The Trigger as of the Issue Date is shown in the Schedule.


            VALUES AFTER THE ISSUE DATE PRIOR TO THE INHERITANCE DATE

After the Issue Date, the value of certain benefits and measures may change, either every Valuation Period or on each Monthly Processing Date.

Values that may change each Valuation Period: Each Valuation Period the values of the following measures may change.

1. Units: The number of Units in each investment option may change if you transfer between investment options.

2. Unit Value: The Unit Value may increase or decrease each Valuation Period to reflect Net Investment Performance.

3. Contract Value: The Contract Value may increase or decrease each Valuation Period as a result of the changes in Unit Value.

4.   Schedule  of  Units:  If  you  transfer  between  investment   options,  we
     recalculate the Schedule of Units for the affected investment options.

5. Cash Value: The Cash Value may increase or decrease each Valuation Period as a result of the changes in Unit Value.

Values that may change on a Monthly Processing Date: On each Monthly Processing Date the values of the following measures may change.

1. Contract Value: On each Monthly Processing Date, the Contract Value is reduced by the Annuity Payment Amount, except for any amount taken from the general account that is used to fund any portion of the Guaranteed Minimum Payment Amount, and any pro-rata reduction due to a partial surrender based on the portion of Cash Value surrendered. The Contract Value is increased by the amount of Longevity Credits due.

2. Inheritance Period, Cash Value and Annuity Payment Amount: On each Monthly Processing Date, we first determine preliminary values for the Inheritance Period, Cash Value and Annuity Payment Amount. The preliminary values are determined as follows:

          a) Inheritance Period: The Inheritance Period is first reduced by one month and then increased or decreased to reflect the difference between the value of the Units redeemed to fund the Annuity Payment and the value of the Units in the Schedule of Units.

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          b) Cash Value: The Cash Value is determined by the new Inheritance Period and the current Unit Values.

          c) Annuity Payment Amount: The Annuity Payment Amount calculated as of the previous Monthly Processing Date.

          We then determine if the Trigger has been exceeded and make any necessary Adjustment to the preliminary values.

          a) If the Trigger has not been exceeded and the Inheritance Period is greater than zero, no Adjustment is required. The preliminary values become the current values.

          b) If the Trigger has not been exceeded and the Inheritance Period is equal to zero, then the preliminary values for the Inheritance Period and for the Cash Value become the current values. The next Annuity Payment Amount is set equal to the greater of the number of Units scheduled to be paid under the Schedule of Units multiplied by the current Unit Values and the Guaranteed Annuity Payment Amount.

          c) If the Trigger has been exceeded, we perform an Adjustment, whereby we set the Cash Value equal to the Trigger, decrease the Inheritance Period, revise each Schedule of Units, and increase the next Annuity Payment Amount. The Adjustment does not change the Contract Value.

                    VALUES ON AND AFTER THE INHERITANCE DATE

As of the Inheritance Date, the Inheritance Period no longer is variable - it is fixed and subsequently decreases by one month on each Monthly Processing Date. The amount of each Annuity Payment will be determined on the date due, not one month in advance. Annuity Payments will equal the sum over all Sub-accounts of the Units from the Schedule of Units multiplied by the corresponding Unit Value for each Monthly Processing Date. If the Inheritance Period is between zero and one month, the payment for that month will equal the amount determined above multiplied by the fractional Inheritance Period. Once the Inheritance Period is equal to zero, the Annuity terminates.

             ANNUITY PAYMENTS AND BENEFITS PRIOR TO THE ANNUITY DATE

No Annuity Payments are due prior to the Annuity Date.

If the Owner dies prior to the Annuity Date: If the Owner dies prior to the Annuity Date, the Annuity will end and the Cash Value is payable as settlement to the Beneficiary(ies) upon our receipt of all our requirements to make settlement. If the Owner's spouse is also an Owner or is the designated and sole Beneficiary, then he/she may elect to continue the Annuity or he/she may elect to terminate the Annuity and receive the Cash Value.

If the Annuitant dies prior to the Annuity Date: If an Annuitant dies prior to the Annuity Date, the Annuity will end and the Cash Value is payable as settlement to the Beneficiary(ies) upon our receipt of all our requirements to make settlement. This provision will apply upon the death of any Annuitant unless this Annuity qualifies for one of the exceptions under Section 72 (s)(5) of the Internal Revenue Code, as amended.

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In order to make settlement upon the death of an Owner or Annuitant, as described above, we must receive all of the following: (a) due proof satisfactory to us In Writing of the death; (b) the Annuity; and (c) all representations, In Writing, that we require or which are mandated by applicable law or regulation in relation to making settlement payment, including any required representations in relation to tax withholding.

The Cash Value is payable within five years of the date of the Owner's or Annuitant's death or as an annuity over the life or life expectancy of the Beneficiary, if such annuity payments begin within one year of the Owner's or Annuitant's death.

           ANNUITY PAYMENTS AND BENEFITS ON AND AFTER THE ANNUITY DATE

An Annuity Payment is payable on the Annuity Date and each subsequent Monthly Processing Date while Annuity Payments are due. The amount payable on the Annuity Date is determined on the Issue Date. The amount of all other Annuity Payments before the Inheritance Date are determined on the Monthly Processing Date immediately preceding the payment date. Annuity Payments on and after the Inheritance Date are determined as of the Monthly Processing Date such Annuity Payments are due. We redeem Units pro-rata from the investment options to make Annuity Payments in proportion to the Units in the Schedule of Units as of the date an Annuity Payment is due. Annuity Payments are due while the Annuitant is alive and during any Inheritance Period remaining following the Inheritance Date.

Conversion to Fixed Annuity Payments: After the second Annuity Year and before the Inheritance Date, you can lock in level Annuity Payment Amounts by converting to fixed Annuity Payments on a Monthly Processing Date. However, the level Annuity Payment Amounts could be more or less than your Annuity Payment Amount prior to this conversion. The Inheritance Period, if any, as of the effective date of the conversion will be fixed and subsequently reduces by one month each month. The fixed Annuity Payment Amount is calculated based on your then Contract Value, Inheritance Period, the attained age, and where permitted, gender of the Annuitant. It includes interest of not less than the minimum assumed interest rate for conversion shown in the Schedule. There is no Cash Value after conversion.

Requirements for Annuity Payments Payable to a Payee: Annuity Payments before the Inheritance Date are payable to the Payee each month on the Monthly Processing Date.

Requirements for Annuity Payments Payable to a Beneficiary: No amounts are payable to a Beneficiary until the death of the last surviving Annuitant. If the last surviving Annuitant dies and there is a non-zero Inheritance Period as of every Monthly Processing Date between the date of death and the Inheritance Date, the Beneficiary is eligible to receive the Annuity Payments due for the rest of the Inheritance Period. The Inheritance Period, if any, as of the Inheritance Date will be fixed and subsequently reduces by one month each month.

In order to make Annuity Payments payable to a Beneficiary, we must receive at our Office: (a) your election of Annuity Payments prior to the Inheritance Date or, if no election was made, election of Annuity Payments by a Beneficiary; (b) due proof satisfactory to us In Writing of the death of all Annuitants; (c) the Annuity; and (d) all representations, In Writing, that we require or which are mandated by applicable law or regulation in relation to making payments for the Beneficiary, including any required in relation to tax withholding.

Lump Sum in Lieu of Annuity Payments to the Beneficiary: If there is an Inheritance Period remaining as of the Inheritance Date, the Annuity Payments payable to a Beneficiary may be commuted by the Beneficiary to a lump sum payment if before the Inheritance Date you did not elect, In Writing, to prohibit commutation. All requirements that would otherwise apply for Annuity Payments payable for the benefit of the Beneficiary will apply before we pay a lump sum as an alternative.

The lump sum is the Cash Value as of the Inheritance Date.

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                                PROOF OF SURVIVAL

The payment of any Annuity Payment while the Annuitant is alive is subject to evidence satisfactory to us that the Annuitant is alive. The payment of any Annuity Payment for a Beneficiary is subject to evidence satisfactory to us that the Beneficiary is alive.

Starting with the Annuity Payment due immediately after the date we require submission of such evidence, we may withhold Annuity Payments until we receive such evidence or until we receive In Writing due proof satisfactory to us of the Annuitant's or Beneficiary's death, as applicable. Such withheld Annuity Payments will be maintained in our general account. We credit the interest rate shown in the Schedule on any withheld Annuity Payment unless otherwise required by law. Should we subsequently receive the applicable requirements, we pay any withheld Annuity Payments plus any interest credited in a lump sum for the benefit of the applicable Payee.

                             PAYMENTS AND RECIPIENTS

The recipient of any payment must provide us with either an account at a financial institution to which we may forward such payments or an address to which a check may be sent. Subject to our rules, we may, as a convenience, send a payment for an Annuitant, Owner or Beneficiary to an account for the benefit of an alternate person or entity. We must receive the request to send payments to such alternate person or entity In Writing from the then current Owner.

Unless you instruct us otherwise, we pay Annuity Payments to the Annuitant first designated on the Application. We pay any Cash Value upon surrender to the Owner(s) unless you instruct us otherwise.

Split Annuity Payments: Before the Inheritance Date, we will split Annuity Payments among all Payees if so requested In Writing. Such splits of Annuity Payments can be terminated by the Owner by informing us In Writing. We reserve the right to limit the number of Payees.

Any amounts due on or after the Inheritance Date will be split among accounts for any named Beneficiaries in accordance with the Beneficiary designation. We will pay in a lump sum and our liability under the Annuity will terminate if no other election is received by us at our Office before the Inheritance Date. Within 90 days after we receive all other requirements for a claim and in our sole discretion, we will make a determination that no agreement can be reached as to payment election.

Recovery of Excess Annuity Payments: We may recover an amount equal to any Annuity Payments made on or after the Monthly Processing Date when the Inheritance Period was zero after the death of the last surviving Annuitant. We may seek payment from the Owner or look to any other assets of such Owner, as permitted by law, to recover such amounts if not recoverable from the Payee.

                                    SURRENDER

Full Surrender: You may surrender your Annuity for an amount equal to its Cash Value, if any, at any time after the Right to Cancel period, as long as the Annuitant is alive. The Cash Value is determined as of the Valuation Day we receive our requirements for a full surrender. We require evidence satisfactory to us that the Annuitant is alive.

In order to process a full surrender, we must receive at our Office all of the following: (a) your request In Writing; (b) the Annuity; (c) proof the Annuitant is alive; (d) any necessary representations In Writing regarding tax withholding; and (e) any other representations we require.

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Partial Surrender: You may surrender part of your Annuity on a Monthly Processing Date for an amount not greater than 50% of its then current Cash Value nor less than the minimum partial surrender amount, shown in the Schedule. The Cash Value that must remain in the Annuity as of the date of this transaction is as shown in the Schedule. You may do so at any time after the Right to Cancel period, as long as the Annuitant is alive. The Cash Value is determined as of the Valuation Day we receive our requirements for a partial surrender. We require evidence satisfactory to us that the Annuitant is alive. Payment of a partial surrender will reduce all Annuity benefits and measures, other than the Inheritance Period, on a pro-rata basis.

We must receive at our Office: (a) your request In Writing; (b) proof the Annuitant is alive; (c) any necessary representations In Writing regarding tax withholding; and (d) any other representations we require.

                                    TRANSFERS

Persons or entities with ownership rights may transfer Contract Value among Sub-accounts, subject to our allocation rules. The number of Units and the Schedule of Units may change. The number of Units redeemed and purchased will be calculated based on the then current Unit Value for the Sub-account(s) selected. The number of Units in any Sub-account not involved in a transfer will not be affected by such transfer.

We reserve the right to require that transfer requests be In Writing. The transfer is effective as of the date our transfer requirements are satisfied. All transfers on the same day are treated as a single transfer.

We may accept your authorization of a third party to make eligible transfers within the asset allocation model categories on your behalf. We may suspend or cancel this acceptance at any time. We give you prior notification of any such suspension or cancellation. We may restrict the investment options that will be available to you during any period in which you authorize such third party to act on your behalf. We give the third party you authorize prior notification of any such restrictions. However, we will not enforce such a restriction if we are provided evidence satisfactory to us that: (a) such third party has been appointed by a court of competent jurisdiction to act on your behalf; or (b) such third party has been appointed by you to act on your behalf for all your financial affairs.

We allow at least 12 transfers within the asset allocation model categories each Annuity Year. We reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request if we believe that: (a) excessive trading may have a detrimental effect on Unit Values or the share prices of the underlying mutual funds; or (b) we are informed by one or more of the underlying mutual funds that the purchase or redemption of shares is to be restricted because of excessive trading or a specific transfer or group of transfers is deemed to have a detrimental effect on share prices of affected underlying mutual funds.

                                   YOUR RIGHTS

You may exercise the rights, options and privileges granted in this Annuity or permitted by us once this Annuity is issued, which include, but are not limited to, the following. You may change revocable designations. You may transfer or assign this Annuity. Voting rights may be exercised in relation to the applicable Sub-accounts in which you have chosen to invest. Your rights are subject to the rights of any assignee recorded by us and of any irrevocably designated Beneficiary.

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                                    OWNERSHIP

Owner: We assume the Annuitant is the Owner, unless we are otherwise notified In Writing before we issue the Annuity. If there are joint Annuitants, we assume each Annuitant is an Owner unless otherwise notified In Writing. You may name more than one Owner. If you do, all rights reserved to Owners are then held jointly. We require the consent In Writing of all Owners for any transaction for which we require the written consent of Owners. If an Owner who is a natural person dies, all rights vest equally in the surviving Owners. If there are no surviving Owners, all rights vest equally in the contingent Owners.

Contingent Owner: You may name a contingent Owner. You may name more than one contingent Owner. If you name more than one contingent Owner, ownership rights pass as follows, unless you have requested otherwise In Writing: first contingent Owners, then second contingent Owners. If all Owners of a given class are not living, ownership rights pass to those designated contingent Owners of the next class then living, if any. Multiple Owners of a given class are deemed to be Owners.

Any revocable contingent Owner may be changed by you. The change request must be In Writing. The change takes effect on the date you sign the request, but does not apply to any proceeds we pay or any transactions we process before we receive your request.

All ownership rights pass to the Beneficiary as of the Inheritance Date unless you instruct us prior to that time that ownership should remain with any then surviving Owner. If ownership rights vest in a Beneficiary and if there is no prior irrevocable contingent Beneficiary designation, such Beneficiary may name a person or entity to receive any remaining Annuity Payments yet to be paid subsequent to such Beneficiary's death. Similar rights and rules apply if any person on whose behalf Annuity Payments are payable after the Beneficiary's death dies while there are remaining Annuity Payments due.

If ownership rights do not pass as discussed above to another Owner, a contingent Owner, a Beneficiary, contingent Beneficiary or person named by a Beneficiary to take over ownership rights in case of the Beneficiary's death, then ownership rights pass as provided by law upon the occurrence of: (a) death, if the last person holding ownership rights is a natural person; (b) the dissolution of any entity with ownership rights, if such entity is a corporation or partnership; or (c) if ownership rights are held by a trust, custodial account or person acting as a court-appointed legal representative of another, the resignation or death of such a trustee, custodian or legal representative, or the determination by a court of competent jurisdiction that such a trustee, custodian or legal representative no longer may fill such role.

                                  DESIGNATIONS

Any designations you make and any changes to such designations are subject to our rules and to applicable regulatory or statutory requirements. Where required by law, we require the consent In Writing of the spouse of any person with a vested interest in this Annuity before processing a transaction requiring such person's written consent.

Annuitant: You must name an Annuitant. The Annuitant designation cannot be changed once an Annuity is issued.

Beneficiary and Contingent Beneficiary: You may name more than one primary and more than one contingent Beneficiary. If you do, the proceeds will be payable in equal shares for the survivors in the appropriate beneficiary class, unless you have requested otherwise In Writing and we have accepted such designation. Should you wish, you may provide instructions that cannot be changed by the Beneficiary as to whether any payments for a Beneficiary must be payable as Annuity Payments or as a lump sum. We must receive such instructions In Writing before the Inheritance Date.

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Unless you notify us otherwise, if no Beneficiary is alive as of the Inheritance Date or in the absence of any Beneficiary designation, amounts then payable will vest in you or your estate. If Annuity Payments are payable for a Beneficiary and no contingent Beneficiary has been named, then such Annuity Payments vest in the Beneficiary's estate.

Changing Revocable Designations: Unless you indicate that a prior choice was irrevocable or your Annuity has been endorsed to limit certain changes, You may request to change all designations other than any Annuitant designation. The request must be In Writing. Such changes will be subject to our acceptance.

Common Disaster: If the Annuitant and any Beneficiary die in a common disaster, it must be proved to our satisfaction that the Annuitant died first. Unless information provided indicates otherwise, the Annuity is treated as though the Beneficiary died first and proceeds are payable as if the Beneficiary died before the Annuitant.

                               GENERAL PROVISIONS

Entire Contract: This Annuity, including any attached riders or endorsements, the attached copy of any application form and any supplemental applications and endorsements are the entire contract. All statements made in any application form are deemed to be representations and not warranties. No statement is used to void the Annuity or defend against a claim unless it is contained in any application or any supplemental application.

Only our President, a Vice President or Secretary may change or waive any provisions of your Annuity. Any change or waiver must be In Writing. We are not bound by any promises or representations made by or to any other person.

Misstatement of Age or Sex: If there has been a misstatement of the age and/or sex of any Annuitant, we make adjustments to conform to the facts. As to Annuity
Payments: (a) any underpayments by us will be remedied following correction; and
(b) any overpayments by us will be charged against future amounts payable by us under your Annuity.

Transfers, Assignments or Pledges: Generally, your rights in this Annuity may be transferred, assigned or pledged for loans at any time. However, these rights may be limited depending on your use of this Annuity. You must request a transfer or provide us a copy of the assignment In Writing. A transfer or assignment is subject to our acceptance. Prior to receipt of this notice, we will not be deemed to know of or be obligated under any assignment prior to our receipt and acceptance thereof. We assume no responsibility for the validity or sufficiency of any assignment.

Nonparticipation: This Annuity does not share in our profits or surplus earnings.

Deferral of Transactions: We may defer payment of proceeds of any distribution funded by a redemption of Units for a period not to exceed 7 calendar days from the date the transaction is effected. We may defer any payment of proceeds of any distribution funded by our general account for a period not to exceed the lesser of 6 months or the period permitted by law.

All procedures, including payment, based on the valuation of the Sub-accounts may be postponed during the period: (1) the New York Stock Exchange is closed (other than customary holidays or weekends) or trading on the New York Stock Exchange is restricted as determined by the SEC; (2) the SEC permits postponement and so orders; or (3) the SEC determines that an emergency exists making valuation or disposal of securities not reasonably practical.

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Elections, Designations, Changes and Requests: All elections, designations, changes and requests must be In Writing and are effective only after they have been approved by us, subject to any transactions made by us before receipt of such notices. We inform you of any changes that materially affect your rights. We reserve the right to require that this Annuity be returned to our Office for endorsement of any change.

Claims of Creditors: To the extent permitted by law, neither this Annuity nor any payment hereunder is subject to the claims of any creditors or those of any Annuitant, Payee or Beneficiary.

Facility of Payment: We reserve the right, in settlement of full liability, to make payments to a guardian, relative or other person if a Payee is legally incompetent, as permitted by law.

Reports to You: We will provide you with reports at least once each quarter while this Annuity is in force. You may request additional reports. We reserve the right to charge up to $50 for each such additional report.

Reserved Rights: In addition to rights specifically reserved elsewhere in this Annuity, we reserve the right to any or all of the following: (a) combine a Sub-account with other Sub-accounts; (b) combine the Separate Account shown in the Schedule with other separate accounts; (c) deregister the Separate Account shown in the Schedule under the Investment Company Act of 1940; (d) operate the Separate Account shown in the Schedule as a management investment company under the Investment Company Act of 1940 or in any other form permitted by law; (e) make changes required by any change in the Securities Act of 1933, the Exchange Act of 1934 or the Investment Company Act of 1940; (f) make changes that are necessary to maintain the tax status of your Annuity under the Internal Revenue Code; and (g) make changes required by any change in other federal or state laws relating to retirement annuities or annuity contracts.

We may eliminate Sub-accounts, or substitute one or more new underlying mutual funds or portfolios for the one in which a Sub-account is invested.
Substitutions may be necessary if we believe an underlying mutual fund or portfolio no longer suits the purpose of the Annuity. This may happen due to a change in laws or regulations, or a change in the investment objectives or restrictions of an underlying mutual fund or portfolio, or because the underlying mutual fund or portfolio is no longer available for investment, or for some other reason. We would obtain prior approval from the insurance department of our state of domicile, if so required by law, before making such a substitution, deletion or addition. We also would obtain prior approval from the SEC so long as required by law, and any other required approvals before making such a substitution, deletion or addition.

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                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                        ONE CORPORATE DRIVE, P.O. BOX 883
                           SHELTON, CONNECTICUT 06484
                                (A Stock Company)











              SINGLE PREMIUM VARIABLE ADJUSTABLE IMMEDIATE ANNUITY
                                NON-PARTICIPATING

    ALL INCOME AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON INVESTMENT
     EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE, AND ARE NOT GUARANTEED
      AS TO DOLLAR AMOUNT EXCEPT FOR THE GUARANTEED ANNUITY PAYMENT AMOUNT
                          BEFORE THE INHERITANCE DATE.